Exhibit 10.3

NONQUALIFIED STOCK OPTION GRANT

FOR NONEMPLOYEE DIRECTORS

Granted Under

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

Stock Option granted by Millipore Corporation, a corporation organized under the laws of Massachusetts (the “Company”), to [First Name, Last Name] (the “Optionee”), pursuant to the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”). Initially capitalized terms not defined herein shall have the meaning given to such terms in the Plan.

It is understood and agreed that the following terms and conditions shall govern this Option (as defined below):

1. Grant of Option. This certificate evidences the grant by the Company on [Grant Date] to the Optionee of an option to purchase, in whole or in part, on the terms herein provided, a total of [Number of shares] shares of common stock of the Company (the “Shares”) at $[Closing share price on Grant Date] per Share (this “Option”). The Option must be exercised in full no later than [date ten years after Grant Date] (the “Final Expiration Date”). To the extent it shall not have been so exercised, the Option shall expire at 5:00 p.m. EST on the Final Expiration Date.

The Option shall vest and become exercisable in the following installments prior to the Final Expiration Date:

[Vesting schedule]

However, except as set forth below, this Option shall not vest or become exercisable unless the Optionee has continuously served as a director of the Company and its subsidiaries until the relevant date set forth above.

2. Exercise of Option. Each election to exercise this Option shall be in writing, signed by the Optionee or by the Optionee’s executor or administrator or the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. The purchase price may be paid by delivery of cash, certified check, bank draft, money order or other payment medium approved by the Company. In the event that this Option is exercised by a person or persons other than the Optionee, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied that such person is, or such persons are, the Legal Representative.

3. Non-Transferability of Option. This Option is not transferable by the Optionee other than by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

4. Provisions of the Plan. This Option is subject to the terms and provisions of the Plan.

5. Termination of Services as a Director of the Company.

(a) If the Optionee ceases to be a director of the Company due to Retirement (as defined below), the Optionee shall be entitled to a Special Exercise Period which shall begin on the date that the Optionee ceases to be a director of the Company and shall end on the earlier of (x) the 5th anniversary of such date and (y) the Final Expiration Date. During the Special Exercise Period, this Option shall vest and become exercisable and remain exercisable during the remainder of such period to the same extent it would have vested and become exercisable had the Optionee remained a director of the Company. In the case of the Optionee’s death during a Special

Exercise Period, this Option shall vest and become exercisable and remain exercisable during the remainder of such period to the same extent it would have become exercisable and remained exercisable had the Optionee lived. For purposes of this Section 5, Retirement shall mean the termination of the Optionee’s service as a member of the Board after age 72 or such other age as determined by the Board.

[(b) Subject to Section 5(a) immediately above, in the event of the termination of the Optionee’s service as a director of the Company due to death or disability (as defined by the Company), this Option shall be exercisable until the earlier of (x) the first anniversary of the date of the Optionee’s death or termination of services due to disability (as defined by the Company) and (y) the Final Expiration Date.]

(c) In the event of the termination of the Optionee’s service as a director of the Company for any reason other than for Retirement (as set forth in Section 5(a)), the portion of this Option that is unexercisable on the date of such termination shall be forfeited.

6. Special Provisions.

(a) Notwithstanding any terms or provisions of this Option to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company reserves the right to make amendments to such terms or provisions as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Optionee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Optionee for the Optionee’s account in connection with this Option (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Optionee harmless from any or all of such taxes or penalties.

(b) The Optionee shall have no rights of a shareholder with respect to any Shares subject to this Option until such time, if any, as such Shares are actually delivered to the Optionee.

(c) In the circumstances described in Section 11 or Section 15 of the Plan, the Company shall make such adjustments to this Option as it shall deem appropriate in accordance with Section 11 or Section 15 of the Plan, as applicable.

(d) The Optionee agrees that any sale or transfer of Shares subsequent to the delivery of such Shares hereunder shall be in conformity with all applicable laws, rules and regulations.

(e) This term and provisions of this Option shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

(f) The Optionee is granted this Option unilaterally by the Corporation on a one-time discretionary basis only and without any entitlement to obtain the same opportunity in the future.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. The option shall take effect as a sealed instrument.

Very truly yours,

MILLIPORE CORPORATION

By:
[Authorized Officer]

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